Exhibits 5.4 and 23.5

OPINION OF LOWENSTEIN SANDLER LLP
December 9, 2025

QuickChek Realty L.L.C.
QuickChek Realty Bordentown Urban Renewal LLC
Quick Chek Corporation

200 Peach Street
El Dorado, Arkansas 71730-5836
Ladies and Gentlemen:
We have acted as special New Jersey counsel to QuickChek Realty L.L.C., a New Jersey limited liability company, QuickChek Realty Bordentown Urban Renewal LLC, a New Jersey limited liability company, and Quick Chek Corporation, a New Jersey corporation, (collectively, the “NJ Guarantors” and each, a “NJ Guarantor”), in connection with the filing by Murphy USA Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other things, (a) debt securities of the Company’s subsidiary Murphy Oil USA, Inc., a Delaware corporation (“MOUSA”) (collectively, the “Debt Securities”), which may be senior debt securities or subordinated debt securities and which may be issued pursuant to an existing or new indenture (the “Indenture”), between the Company, MOUSA, the NJ Guarantors, the other Subsidiary Guarantors named therein and the trustee or trustees to be named therein, as trustee (the “Trustee”); and (b) guarantees (the “Guarantees”) of the Debt Securities to be issued by the Company, the NJ Guarantors and such other Subsidiary Guarantors.
Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when (i) the Indenture and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities has been duly authorized, executed and delivered by the Trustee and the Company, MOUSA, the NJ Guarantors and the other Subsidiary Guarantors; (ii) the specific terms of a particular series of the Debt Securities and the related Guarantees have been duly authorized, including by all of the stockholders of Quick Chek Corporation as required by Section 14A:3-3 of the New Jersey Business Corporation Act, and established in accordance with the Indenture; and (iii) such Debt Securities and the related Guarantees have been duly authorized, including by all of the stockholders of Quick Chek Corporation as required by Section 14A:3-3 of the New Jersey Business Corporation Act, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement against payment therefor, the Guarantees of the NJ Guarantors will constitute valid and binding obligations of the NJ Guarantors, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (w) the enforceability of any waiver of rights under any usury or stay law, (x) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of any Guarantor’s obligation, (y) the validity, legally binding effect or enforceability of any provision of the Indenture or supplemental indenture that requires or relates to adjustments to the conversion rate at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Debt Securities to the extent determined to constitute unearned interest.
For the purposes of the opinions expressed above, we have assumed that, at the time of the delivery of any Debt Securities, (i) the Company, MOUSA, if applicable, the NJ Guarantors and each other Subsidiary Guarantor, if applicable, shall remain validly existing as a corporation, limited liability company or other entity in good standing under the laws of its respective jurisdiction of organization; and (ii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded.
We have also assumed that the execution, delivery and performance by the NJ Guarantors of any Guarantees (a) require no action by or in respect of, or filing with, any governmental body, agency or official (other than registration of the Guarantees under the Securities Act, and qualification of the Indenture under the Trust Indenture Act of 1939, as amended) and (b) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the NJ Guarantors. We further assume that after the date hereof there shall not have occurred any change in law affecting the validity or enforceability of any Guarantees of the NJ Guarantors.

This opinion is being delivered in connection with the Registration Statement, and may not be disclosed to, quoted from or relied upon for any other purpose without our written consent; provided that Davis Polk & Wardwell LLP may rely upon this opinion as if it were addressed to them. The opinions expressed herein are as of the date set forth above, and we do not assume or undertake any responsibility or obligation to supplement or to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the laws which may hereafter occur. This opinion is limited solely to the matters stated herein, and no opinion is to be inferred or may be implied beyond the matters expressly stated herein.
We are members of the Bar of the State of New Jersey and the foregoing opinion is limited to the laws of the State of New Jersey. In connection with the opinions set forth above, we wish to advise you that we have reviewed only those laws, statutes, rules and regulations of the State of New Jersey that a lawyer exercising customary professional diligence would reasonably recognize as being applicable to transactions of the type contemplated by the Indenture, but without having made any special investigations concerning any other laws or regulations.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP